Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2013 FOURTH QUARTER RESULTS

San Francisco – June 21, 2013 – Del Monte Corporation:

Announcement Highlights

For the fourth quarter fiscal 2013:

•	Net sales increased 2.8% for the quarter and 3.9% for the full fiscal year

•

Operating income increased $35.3 million mainly due to list pricing actions net of trade spend; the absence of prior year unusual litigation costs was more than offset by higher SG&A expense in the current year period

•	Adjusted EBITDA[1] decreased 8.7% as higher operating income was more than offset by the negative cash impact of hedging versus a positive impact in the prior year and higher G&A

•	Total net debt was $3,390.9 million as of April 28, 2013

Del Monte Foods Three Months Ended April 28, 2013

Del Monte Foods today reported net sales for the fourth quarter fiscal 2013 of $960.4 million compared to $934.6 million for the fourth quarter fiscal 2012, an increase of 2.8%. The increase was primarily driven by list pricing actions net of trade spend and growth in new product sales, partially offset by volume declines for existing products (including pricing elasticity).

Operating income increased from $89.3 million in the prior year period to $124.6 million. The drivers of the increase in operating income are similar to the drivers of the net sales increase noted above. In addition, the prior year period was impacted by unusual litigation costs which did not recur in the current year. List pricing actions net of trade spend and productivity savings more than covered operational cost increases, benefitting operating income.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA decreased 8.7% to $151.5 million compared to $166.0 million in the prior year. As compared to operating income, Adjusted EBITDA does not include unusual litigation costs. In addition, Adjusted EBITDA was negatively impacted by the cash impact of hedge positions and higher G&A. In calculating Adjusted EBITDA, the adjustment for the cash impact of hedge positions is calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

“Our fourth quarter results reflect strong topline and margin performance in Pet Products driven by price realization,” said Dave West, CEO of Del Monte Foods. “For the full year, we are pleased with sales growth of about 4% driven by growth in both segments, with especially strong growth of nearly 7% in Pet Products. The revitalization of our iconic Del Monte brand continues in the Consumer Products segment. New advertising, packaging, product reformulations, and refreshed pricing and promotion strategies are among the efforts deployed to recharge this 100-plus year old brand. Strong margins driven by price realization, coupled with moderating cost inflation and productivity savings, have allowed us to increase marketing investment to fuel future growth in both segments of our business. I am confident that the marketing investments and other go-to-market initiatives will pay off with long-term success in the marketplace.”

Reportable Segments – Results for Three Months Ended April 28, 2013

Pet Products

Pet Products net sales were $506.7 million, an increase of 3.3% from net sales of $490.4 million in the prior year period. The increase in Pet Products net sales was primarily driven by list pricing actions net of trade spend. Growth in new products sales contributed to the increase as well. The increase was partially offset by unit volume declines in existing products (including pricing elasticity).

Pet Products operating income increased from $92.2 million in the fourth quarter fiscal 2012 to $108.6 million in the fourth quarter fiscal 2013, or 17.8%. The increase was primarily due to list pricing actions net of trade spend, partially offset by higher costs.

Pet Products Adjusted EBITDA increased from $113.6 million in the fourth quarter 2012 to $123.6 million in the fourth quarter fiscal 2013, or 8.8%. The drivers of the change in Adjusted EBITDA were similar to those of operating income, except that the impact of the voluntary recall of certain Milo’s Kitchen chicken dog treats, including expected insurance recoveries, is excluded from Adjusted EBITDA. In calculating Adjusted EBITDA, the expenses or benefit associated with the voluntary recall were excluded pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Consumer Products

Consumer Products net sales were $453.7 million, an increase of 2.1% from net sales of $444.2 million in the prior year period. The increase in Consumer Products net sales was primarily due to strong vegetable sales, largely offset by unit volume declines in other existing products.

Consumer Products operating income increased from $10.4 million in the fourth quarter fiscal 2012 to $32.8 million in the fourth quarter fiscal 2013, or 215.4%. The increase was primarily driven by the absence of unusual litigation costs which occurred in the prior year period.

Consumer Products Adjusted EBITDA decreased from $52.0 million in the fourth quarter fiscal 2012 to $41.7 million in the fourth quarter fiscal 2013, or 19.8%. The decrease was primarily driven by higher G&A, the marketing initiatives noted above and higher raw product costs, partially offset by the positive impact of the topline, given strong mix. In calculating Adjusted EBITDA, unusual litigation costs are excluded pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Del Monte Foods Fiscal Year Ended April 28, 2013

Net sales for the fiscal year ended April 28, 2013 were $3,819.4 million compared to $3,676.2 million for the prior year period, an increase of 3.9%. The increase was driven by list pricing actions net of trade spend and new product volume growth, primarily in Pet Products. The increase was partially offset by unit volume declines in existing products in both Consumer Products and Pet Products (including pricing elasticity).

Operating income increased from $370.2 million in the prior year period to $384.5 million, or 3.9%. The increase was primarily driven by list pricing actions net of trade spend. Higher marketing and operating costs largely offset the increase. Productivity savings provided a significant benefit to operating income.

Adjusted EBITDA declined 0.5% to $587.7 million compared to $590.7 million in the prior year period. The drivers of the change in Adjusted EBITDA were similar to those of operating income, except that Adjusted EBITDA does not include unusual litigation costs which were favorable year over year. The cash impact of hedging was positive for the fiscal year, and slightly favorable to the prior year. In calculating Adjusted EBITDA, unusual litigation costs are excluded, and the adjustment for the cash impact of hedge positions is calculated, pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Natural Balance Pet Foods, Inc. Acquisition

On May 22, 2013, Del Monte Foods and Natural Balance Pet Foods, Inc. announced that the companies have signed a merger agreement. Natural Balance Pet Foods, Inc., makers of super-premium pet food for dogs and cats sold throughout North America, will join Del Monte’s substantial pet products portfolio.

Natural Balance Pet Foods, Inc. was founded in 1989 by Dick Van Patten and Joey Herrick. Today, the brand includes both dog and cat formulas and spans wet food, dry food and treats.

The purchase price and financial terms have not been disclosed. The transaction includes all Natural Balance® brands, products and other trademarks. The companies anticipate closing in July, subject to customary closing conditions and regulatory clearances.

Select Liquidity Data

At April 28, 2013, total debt was $3,985.1 million and cash and cash equivalents were $594.2 million. As of April 28, 2013, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the fiscal year ended April 28, 2013, capital expenditures totaled $108.0 million. The Company also spent $12.0 million for the acquisition of the SnoKist assets.

Free Cash Flow2 for the fiscal year ended April 28, 2013 was $225.9 million, compared to $281.5 million for the fiscal year ended April 29, 2012. The decline was primarily due to higher capital expenditures, higher cash payments on interest rate swaps, and unfavorable working capital related to the timing of accounts payable payments.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the fourth quarter fiscal 2013 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q4 F13 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.”

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating over $3.8 billion in net sales in fiscal 2013. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, College Inn®, S&W® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, approximately $62 million related to tax refunds for the trailing twelve months ended April 29, 2012. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

Non-GAAP Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended April 28, 2013				Three Months Ended April 29, 2012
(dollars in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$108.6	$32.8	$(16.8)	$124.6	$92.2	$10.4	$(13.3)	$89.3
Other income (expense)	—	—	(11.7)	(11.7)	—	—	8.9	8.9
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	17.8	12.6	6.4	36.8	17.8	13.4	6.2	37.4
Amortization of debt issuance costs and debt discount[b]	—	—	(6.6)	(6.6)	—	—	(6.2)	(6.2)

EBITDA	$126.4	$45.4	$(28.7)	$143.1	$110.0	$23.8	$(4.4)	$129.4
Non-cash charges	—	—	2.0	2.0	—	0.8	1.3	2.1
Derivative transactions[c]	—	—	(0.2)	(0.2)	—	—	2.5	2.5
Non-cash stock based compensation	—	—	3.9	3.9	—	—	3.6	3.6
Non-recurring (gains) losses	(4.4)	(4.9)	(0.4)	(9.7)	—	24.3	(5.6)	18.7
Merger-related items	—	—	—	—	4.4	—	1.9	6.3
Business optimization charges	1.6	1.2	5.5	8.3	(0.8)	3.9	(1.5)	1.6
Other	—	—	4.1	4.1	—	(0.8)	2.6	1.8

Adjusted EBITDA	$123.6	$41.7	$(13.8)	$151.5	$113.6	$52.0	$0.4	$166.0

Net sales				$960.4				$934.6
Adjusted EBITDA margin				15.8%				17.8%

[a]	Includes $(0.2) million of accelerated depreciation in the three months ended April 28, 2013 related to the closure of our Kingsburg, California facility.
[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

Non-GAAP Reconciliation: Adjusted EBITDA, Free Cash Flow and

Net Debt to Adjusted EBITDA

(dollars in millions)	Trailing Twelve Months Ended April 28, 2013	Trailing Twelve Months Ended April 29, 2012
Reconciliation:
Operating income	$384.5	$370.2
Other income (expense)	12.5	(55.5)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	154.5	149.8
Amortization of debt issuance costs and debt discount[b]	(24.2)	(25.2)

EBITDA	$527.3	$439.3
Non-cash charges	3.9	4.4
Derivative transactions[c]	(0.9)	60.4
Non-cash stock based compensation	7.3	9.7
Non-recurring (gains) losses	12.6	23.3
Merger-related items	—	13.3
Business optimization charges	27.1	30.2
Other	10.4	10.1

Adjusted EBITDA	$587.7	$590.7

Adjustments to arrive at free cash flow:
Cash interest	(219.3)	(223.7)
Cash taxes (net of refunds)	(24.8)	38.9
Adjustment to cash taxes to eliminate impact of Merger	—	(61.7)
Changes in working capital and other	(9.7)	19.1
Capital expenditures	(108.0)	(81.8)

Free cash flow[d]	$225.9	$281.5

Net debt[e]	$3,390.9	$3,580.3
Net debt to Adjusted EBITDA	5.8	x	6.1	x

a	Includes $7.8 million of accelerated depreciation in the trailing twelve months ended April 28, 2013 related to the closure of our Kingsburg, California facility.
b	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
c	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
d	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $61.7 million related to tax refunds for the trailing twelve months ended April 29, 2012.
e	Net debt is calculated as total debt at the end of the period (including both short-term borrowings and long-term debt and excluding debt discount) less cash and cash equivalents.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2014 as well as other statements related to fiscal 2014.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; impairments in the book value of goodwill or other intangible assets; risks associated with foreign operations; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions)

	Three Months Ended
	April 28, 2013	April 29, 2012
	(unaudited)
Net sales	$960.4	$934.6
Cost of products sold	654.5	663.0

Gross profit	305.9	271.6
Selling, general and administrative expense	181.3	182.3

Operating income	124.6	89.3
Interest expense	70.1	62.6
Other (income) expense	11.7	(8.9)

Income from continuing operations before income taxes	42.8	35.6
Provision for income taxes	14.4	21.2

Income from continuing operations	28.4	14.4
Income (loss) from discontinued operations before income taxes	(0.7)	—
Provision (benefit) for income taxes	(0.3)	—

Income (loss) from discontinued operations	(0.4)	—

Net income	$28.0	$14.4

	Fiscal 2013	Fiscal 2012
Net sales	$3,819.4	$3,676.2
Cost of products sold	2,718.7	2,623.6

Gross profit	1,100.7	1,052.6
Selling, general and administrative expense	716.2	682.4

Operating income	384.5	370.2
Interest expense	257.9	251.1
Other (income) expense	(12.5)	55.5

Income from continuing operations before income taxes	139.1	63.6
Provision for income taxes	47.2	32.3

Income from continuing operations	91.9	31.3
Income (loss) from discontinued operations before income taxes	(0.7)	—
Provision (benefit) for income taxes	(1.0)	(1.3)

Income from discontinued operations	0.3	1.3

Net income	$92.2	$32.6

DEL MONTE CORPORATION AND SUBSIDIARIES

Net Sales by Segment

(in millions)

	Three Months Ended April 28, 2013	Three Months Ended April 29, 2012	Fiscal 2013	Fiscal 2012
Net Sales:
Pet Products	$506.7	$490.4	$1,989.0	$1,860.8
Consumer Products	453.7	444.2	1,830.4	1,815.4

Total	$960.4	$934.6	$3,819.4	$3,676.2

Operating Income by Segment

(in millions)

	Three Months Ended April 28, 2013	Three Months Ended April 29, 2012	Fiscal 2013	Fiscal 2012

Operating Income (Loss):
Pet Products	$108.6	$92.2	$329.4	$323.2
Consumer Products	32.8	10.4	121.2	117.2
Corporate (a)	(16.8)	(13.3)	(66.1)	(70.2)

Total	$124.6	$89.3	$384.5	$370.2

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three and twelve months ended April 28, 2013, Corporate includes $1.7 million and $13.9 million, respectively, of restructuring related expenses.

Other (Income) Expense

(in millions)

	Three Months Ended April 28, 2013	(a)	Three Months Ended April 29, 2012	(b)	Fiscal 2013	(c)	Fiscal 2012	(d)
Other (Income) Expense	$11.7		$(8.9)		$(12.5)		$55.5

(a)	Represents primarily losses on commodity hedging contracts and interest rate swaps.
(b)	Represents primarily gains on commodity hedging contracts.
(c)	Represents primarily gains on commodity hedging contracts partially offset by losses on interest rate swaps.
(d)	Represents primarily gains on commodity hedging contracts partially offset by losses on interest rate swaps.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	April 28, 2013	April 29, 2012
ASSETS
Cash and cash equivalents	$594.2	$402.8
Trade accounts receivable, net of allowance	191.7	195.3
Inventories	722.1	748.7
Prepaid expenses and other current assets	130.1	125.1

TOTAL CURRENT ASSETS	1,638.1	1,471.9
Property, plant and equipment, net	763.9	729.2
Goodwill	2,119.7	2,119.7
Intangible assets, net	2,724.3	2,774.2
Other assets, net	117.1	148.1

TOTAL ASSETS	$7,363.1	$7,243.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$541.8	$501.9
Short-term borrowings	3.2	3.3
Current portion of long-term debt	74.5	91.1

TOTAL CURRENT LIABILITIES	619.5	596.3
Long-term debt	3,902.7	3,883.0
Deferred tax liabilities	968.5	953.8
Other non-current liabilities	278.5	308.7

TOTAL LIABILITIES	5,769.2	5,741.8

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,590.0	1,586.1
Accumulated other comprehensive income (loss)	(16.4)	(12.9)
Retained earnings (accumulated deficit)	20.3	(71.9)

TOTAL STOCKHOLDER’S EQUITY	1,593.9	1,501.3

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,363.1	$7,243.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Fiscal 2013	Fiscal 2012
Operating activities:
Net income	$92.2	$32.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154.5	149.8
Deferred taxes	(9.6)	15.5
Write off of debt issuance cost and loss on debt repricing	9.1	—
Loss on asset disposal	5.6	3.6
Stock compensation expense	7.3	9.7
Unrealized (gain) loss on derivative financial instruments	(38.1)	53.4
Other items, net	(0.1)	0.2
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1.0)	6.7
Inventories	24.0	14.3
Prepaid expenses and other current assets	18.1	41.2
Other assets, net	(2.8)	—
Accounts payable and accrued expenses	53.4	25.7
Other non-current liabilities	(6.3)	(12.0)

Net cash provided by operating activities	306.3	340.7

Investing activities:
Merger, net of cash acquired	—	(41.0)
Capital expenditures	(108.0)	(81.8)
Payment for asset acquisition	(12.0)	—
Other items, net	3.6	—

Net cash used in investing activities	(116.4)	(122.8)

Financing activities:
Capital contribution, net	—	2.0
Proceeds from short-term borrowings	9.3	8.4
Payments on short-term borrowings	(7.9)	(13.7)
Proceeds from long-term debt	100.0	—
Principal payments on long-term debt	(97.8)	(20.3)
Payments of debt-related costs	(4.2)	(0.1)

Net cash used in financing activities	(0.6)	(23.7)

Effect of exchange rate changes on cash and cash equivalents	2.1	3.4
Net change in cash and cash equivalents	191.4	197.6
Cash and cash equivalents at beginning of period	402.8	205.2

Cash and cash equivalents at end of period	$594.2	$402.8

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Investor Relations
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com